Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Eco Innovation Group, Inc.

We consent to the incorporation by reference in the Form S-8, of our auditor’s report dated April 26, 2022 with respect to the consolidated financial statements of Eco Innovation Group, Inc. and Subsidiary (the “Company”) as at December 31, 2021, as included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, as filed with the United States Securities Exchange Commission (“SEC”).

We also consent to the reference to us under the caption “Experts” in the Prospectus Supplement.

/s/ TAAD LLP

Diamond Bar, California

January 25, 2023